Exhibit 99.1

OneSpaWorld Reports Third Quarter Fiscal 2021 Financial Results

Ends Third Quarter with Total Liquidity of $48 Million

Company Expects Sailing to Resume on 70% of Contracted Ships by Year-End

Nassau, Bahamas, November 3, 2021 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its third quarter and first nine months of fiscal 2021, ended September 30, 2021.

Leonard Fluxman, Executive Chairman and Chief Executive Officer of OneSpaWorld, commented: “we are very pleased with our third quarter performance, which was highlighted by significant growth in revenue and operating profitability compared to prior year and the 2021 second quarter.  We are greatly encouraged with the results of our enhanced business model that we worked so hard to implement prior to return-to-service.  The quarter included significant progress on these initiatives to ensure a strong return to service and position OneSpaWorld for consistent future growth and profitability.

Mr. Fluxman added that “key operating metrics during the third quarter of 2021 also compared favorably with our third quarter 2019 performance, the most recent comparable period of normalized operations. For example, we saw the highest ever penetration rate of overall cruise ship guests serviced in our health and wellness centers. Additionally, pre-booking statistics and average guest spend handily exceeded 2019 performance. As of September 30th, we had welcomed back 1,653 staff members who began to serve onboard 78 of our 167 cruise ships. As a leader in training and certification, we were also pleased to reopen our London Wellness Academy during the quarter. The academy is experiencing strong demand from applicants with nearly 300 students trained since reopening. In addition, on land, our destination resort spas in North America generated positive EBITDA for the second consecutive quarter with staffing levels continuing to increase to meet higher-than-expected guest demand.”

Mr. Fluxman concluded, “we are also delighted that OneSpaWorld has extended its contract with Azamara through early 2026 covering all of Azamara’s ships sailing during the term of the agreement. As we look ahead, we continue to expect our exemplary staff commitment and service our always innovating guest service, product and solution offerings, and our virtually irreplicable global operating infrastructure will enable us to capitalize on our significant opportunities to further expand our preeminent position as conditions continue to normalize. Clearly, we believe our unwavering strategy throughout this devastating pandemic positions us to deliver long-term revenue and earnings growth across the global expanse of our operations always seeking to enhance value for all OneSpaWorld stakeholders.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, commented, “We ended the quarter with total liquidity of $47.6 million, including $34.6 million in cash and $13.0 million available under our credit facility.  Our cash burn rate was $12.7 million for the quarter with the positive impact from the resumption of sailings offset by the increased cash expenditures incurred in return to service and timing of cash receipts.  We expect the continued resumption of our cruise ship operations in the fourth quarter to generate positive cash flow from operations in December and ongoing into fiscal 2022.”

Operating Network Update:

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Ship Count: The Company ended the third quarter with health and wellness centers on 167 ships, of which 78 had resumed voyages as of quarter-end, compared with 14 ships having resumed voyages by the end of the second quarter; another 13 ships resumed voyages in October.  The Company expects that voyages will have resumed on 118 ships by the end of December 2021. We believe all of our contracted ships will return to sailing no later than Q3 2022.

•	Destination Resort Count: The Company ended the third quarter with spas in 53 destination resorts, of which 45 were open and operating as of September 30, 2021.
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Staff Count: The Company had re-embarked 1,653 cruise ship personnel on vessels at the end of the third quarter for actual and anticipated voyages and expects 2,467 employees to re-embark on vessels by the end of December 2021 for actual and anticipated voyages.

Liquidity Update:

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Cash and borrowing capacity under the Company’s line of credit at September 30, 2021 totalled $47.6 million. At quarter end, $13.6 million remained available under the ATM program. Availability under the Company’s line of credit was $13.0 million at September 30, 2021.  Subsequent to quarter end, the Company sold an additional 350,000 shares with gross proceeds of $3.6 million with $10.0 million remaining available under the ATM program as of November 3, 2021.

•

The cash burn rate for the quarter of $12.7 million was slightly above the Company’s expectations, driven by timing of receipts.  The Company expects a cash burn rate of between $8.0 million and $10.0 million in the fourth quarter as revenues generated from an increasing number of voyages offset some of the higher cash expenditures in anticipation of these increased sailings.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), terms for which the definition and reconciliation are presented below.

Third Quarter Ended September 30, 2021, Compared to September 30, 2020:

Results of operations in the third quarter of 2021 continued to be materially adversely impacted by the COVID-19 pandemic that resulted in cancellation of all of the Company’s voyages and the closing of many destination resort health and wellness centers as of the end of the first quarter of 2020. As of September 30, 2021, our operations had resumed on 78 cruise ships and in 45 destination resort spas.

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Total revenues were $43.6 million compared to $1.8 million in the third quarter of 2020. The three months ended September 30, 2021 revenues were derived primarily from our 78 health and wellness centers onboard ships having resumed voyages and our 45 open and operating destination resort health and wealth centers. Revenues for the three months ended September 30, 2020 were negatively impacted by the COVID-19 pandemic and the resulting March 14, 2020 No Sail Order with revenues derived primarily from our e-commerce product sales through the Company’s timetospa.com website.

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Cost of services were $33.2 million compared to $7.2 million in the third quarter of 2020.  The increase was primarily attributable to costs associated with increased service revenues of $34.8 million in the quarter from our operating health and wellness centers at sea and on land and increased costs related to the resumption of operations at our health and wellness centers at sea and on land.

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Cost of products were $8.4 million compared to $1.5 million in the third quarter of 2020. The increase was primarily attributable to costs associated with increased product revenues of $8.1 million in the quarter from our operating health and wellness centers at sea and on land together with a $2.0 million inventory reserve recorded in the current quarter to reflect the write-down of inventory that is expected to expire due to the extended pause in operations caused by the COVID-19 pandemic.

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Net loss was ($12.3) million compared to a loss of ($47.5) million in the third quarter of 2020.  The $35.2 million improvement in the third quarter of fiscal 2021 was primarily a result of a $7.2 million reduction in the Company’s loss from operations and the $28.2 million positive change in the fair value of warrants. The change in fair value of warrants is the result of changes in market prices deriving the value of the financial instruments.

•

Adjusted net loss was ($9.6) million or adjusted net loss per diluted share of ($0.11) compared to adjusted net loss of ($17.5) million, or adjusted net loss per diluted share of ($0.21) in the third quarter of 2020.

•	Adjusted EBITDA, which includes the negative impact of the $2.0 million inventory reserve, was ($4.6) million compared to ($12.2) million in the third quarter of 2020.
•	Unlevered after-tax free cash flow was ($5.3) million compared to ($12.5) million in the third quarter of 2020.

Year-to-date September 30, 2021 Compared to September 30, 2020

Results of operations in the nine months ended September 30, 2021 continued to be materially adversely impacted by the global COVID-19 pandemic that resulted in cancellation of all of the Company’s voyages and the closing of many destination resort health and wellness centers as of the end of the first quarter of 2020.  As of September 30, 2021, our operations had resumed on 78 cruise ships and in 45 destination resort spas.

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Total revenues were $58.4 million compared to $117.1 million in the nine months ended September 30, 2020. The 2021 decrease of $58.7 million, or 50%, was significantly driven by the COVID-19 pandemic, which resulted in the cancellation of all cruise ship voyages and closure of all destination resort health and wellness centers during mid-March 2020 through September 30, 2020. The nine months ended September 30, 2021 revenues were derived primarily from the operations of health and wellness centers onboard ships having resumed voyages and our destination resort health and wellness centers having resumed operations during the period.

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Cost of services were $50.2 million compared to $100.3 million in the nine months ended September 30, 2020. The decrease was primarily attributable to the decline in revenue due to the impact of the COVID-19 pandemic.

•

Cost of products were $11.2 million compared to $25.2 million in the nine months ended September 30, 2020. The decrease was primarily attributable to the decline in product revenue due to the impact of the COVID-19 pandemic.

•

Net loss was ($57.6) million compared to ($216.6) million in the nine months ended September 30, 2020.  The decrease in net loss principally resulted from the non-recurring $190.8 million goodwill and tradename intangible asset impairment charge recorded in the 2020 period and partially offset by the $36.8 million change in the fair value of warrants versus the prior year nine-month period. The change in fair value of warrants is the result of changes in market prices deriving the value of the financial instruments.

•

Adjusted net loss was ($39.4) million, or adjusted net loss per diluted share of ($0.44), as compared to adjusted net loss of ($46.5) million, or adjusted net loss per diluted share of ($0.66) in the nine months ended September 30, 2020.

•	Adjusted EBITDA was ($23.7) million, as compared to ($27.3) million in the nine months ended September 30, 2020.
•	Unlevered after-tax free cash flow was ($25.0) million, as compared to ($29.2) million in the nine months ended September 30, 2020.

Balance Sheet and Cash Flow Highlights

•	Cash at September 30, 2021 was $34.6 million.

•	Total debt, net of deferred financing costs, at September 30, 2021 was $230.2 million.
•	Unlevered after-tax free cash flow for quarter-ended September 30, 2021 was ($5.3) million.

Q3 2021 and Fiscal Year 2021 Guidance

The Company is not providing financial guidance due to the ongoing business disruption and substantial uncertainty surrounding the impact of the COVID-19 pandemic on its business. Notwithstanding the foregoing, the Company expects to sustain a GAAP and adjusted net loss for the fourth quarter of fiscal 2021 and fiscal year 2021.

COVID -19 Impact on Cruise Industry

On January 30, 2020, the World Health Organization declared the coronavirus pandemic (“COVID-19”) a “Public Health Emergency of International Concern,” and on March 10, 2020, declared COVID-19 a pandemic. The regional and global outbreak of COVID-19 has negatively impacted and will continue to have a material negative impact on the Company’s operations. On March 14, 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) issued a No Sail Order, as a result of which a majority of our cruise line partners voluntarily suspended their operations. On October 30, 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) issued its Conditional Sailing Order, which replaced the No Sail Order and outlined a phased approach for gradually permitting cruise ship passenger operations in U.S. waters, subject to certain conditions and guidelines. On October 25, 2021, the CDC announced a temporary extension to the Framework for Conditional Sailing Order through January 15, 2022, due to the continued spread of the Delta variant. After the expiration of this extension, the CDC intends to transition to a voluntary program, in coordination with the cruise ship operators and other stakeholders, to assist the cruise industry to detect, mitigate, and control the spread of COVID-19 onboard cruise ships. As of the date of this report, the Conditional Sailing Order and related measures, such as technical guidelines, operate as nonbinding recommendations for cruise lines arriving in or departing from a port in Florida, which most Florida-porting ships have chosen to voluntarily follow. We are continuing to review CDC guidelines in connection with the Framework for Conditional Sailing Order as well as monitor the actions of our cruise line partners with respect to their continued gradual return to service. Our cruise line partners have restarted operations in a phased manner, following the requirements and recommendations of regulatory agencies, with reduced guest occupancy, modified itineraries and enhanced health, safety and vaccination protocols. We also believe that there have been positive developments around the availability and widespread distribution of effective COVID-19 vaccines, which we believe will be important to achieving historical occupancy levels of our cruise line and destination resorts partners.

Conference Call Details

A conference call to discuss the third quarter 2021 financial results is scheduled for Wednesday, November 3, 2021, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 855-327-6837 (international callers please dial 631-891-4304) and provide the passcode 10016773 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations.  A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10016773. The conference call replay will be available from 12:00 p.m. Eastern Time on Wednesday, November 3, 2021 until 12:00 p.m. Eastern Time on Wednesday, November 10, 2021. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 169 cruise ships and at 53 destination resorts around the world. OneSpaWorld holds the leading market position within the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
			$	%			$	%
	2021	2020 (as restated)	Inc/(Dec)	Inc/(Dec)	2021	2020 (as restated)	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$34,844	$1,108	$33,736	3045%	$47,096	$90,895	$(43,799)	(48)%
Product revenues	8,791	681	8,110	1191%	11,284	26,199	(14,915)	(57)%
Total revenues	43,635	1,789	41,846	2339%	58,380	117,094	(58,714)	(50)%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	33,157	7,191	25,966	361%	50,202	100,329	(50,127)	(50)%
Cost of products	8,395	1,467	6,928	472%	11,194	25,226	(14,032)	(56)%
Administrative	3,363	3,792	(429)	(11)%	12,069	13,315	(1,246)	(9)%
Salary and payroll taxes	6,676	4,504	2,172	48%	20,316	14,767	5,549	38%
Amortization of intangible assets	4,206	4,206	—	—	12,618	12,618	—	—
Goodwill and tradename intangible asset impairment	—	—	—	NM	—	190,777	(190,777)	100%
Total cost of revenues and operating expenses	55,797	21,160	34,637	164%	106,399	357,032	(250,633)	(70)%
Loss from operations	(12,162)	(19,371)	7,209	37%	(48,019)	(239,938)	191,919	80%
OTHER (EXPENSE) INCOME, NET:
Interest expense and warrant issuance cost	(3,151)	(3,464)	313	9%	(9,914)	(12,594)	2,680	(21)%
Change in fair value of warrant liabilities	3,100	(25,100)	28,200	112%	500	37,300	(36,800)	(99)%
Total other (expense) income, net	(51)	(28,564)	28,513	100%	(9,414)	24,706	(34,120)	(138)%
Loss before income taxes expense (benefit)	(12,213)	(47,935)	35,722	75%	(57,433)	(215,232)	157,799	73%
INCOME TAX EXPENSE (BENEFIT)	129	(388)	517	133%	172	1,370	(1,198)	(87)%
NET LOSS	$(12,342)	$(47,547)	$35,205	74%	$(57,605)	$(216,602)	$158,997	73%
NET LOSS PER VOTING AND NON-VOTING SHARE:
Basic	$(0.14)	$(0.56)			$(0.64)	$(3.06)
Diluted	$(0.14)	$(0.56)			$(0.64)	$(3.06)
WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	90,852	84,968			89,559	70,737
Diluted	90,852	84,968			89,559	70,737

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income (loss) as net income (loss), adjusted for non-controlling interest and the impact of certain other items, including normalized interest expense, related party adjustments, increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation, normalized tax expense, non-cash prepaid expenses and non-recurring expenses incurred in connection with the Business Combination. Adjusted net income per diluted share is defined as Adjusted net income divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three-month and nine-month periods ended September 30, 2021 and September 30, 2020.

We define Adjusted EBITDA as income (loss) from continuing operations before interest expense, provision (benefit) for income taxes, depreciation and amortization and non-controlling interest, adjusted for the impact of certain other items, including non-cash stock-based compensation expense, non-cash prepaid expenses, related party adjustments, and non-recurring expenses incurred in connection with the Business Combination.  All of these other items are reported in administrative expenses in the condensed consolidated and combined statements of operations.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income, Adjusted net income per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net loss to Adjusted net loss for the third quarters and year-to-date periods ended September 30, 2021 and 2020 and Adjusted net loss per diluted share for the third quarters and year-to-date periods ended September 30, 2021 and 2020 (amounts in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020 (as restated)	2021	2020 (as restated)
Net loss	$(12,342)	$(47,547)	(57,605)	$(216,602)
Goodwill and tradename intangible asset impairment	—	—	—	190,777
Change in fair value of warrant liabilities	(3,100)	25,100	(500)	(37,300)
Depreciation and amortization (a)	3,761	3,761	11,283	11,283
Stock-based compensation	2,059	1,111	7,419	1,960
Business combination costs (b)	—	87	—	1,619
Tax expense (c)	—	—	—	1,746
Adjusted net loss	$(9,622)	$(17,488)	$(39,403)	$(46,517)
Adjusted net loss per diluted share	$(0.11)	$(0.21)	$(0.44)	$(0.66)
Diluted weighted average shares outstanding	90,852	84,968	89,559	70,737

The following table reconciles Net loss to Adjusted EBITDA and Unlevered after-tax free cash flow for the third quarters and year-to-date periods ended September 30, 2021 and 2020 (amounts in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020 (as restated)	2021	2020 (as restated)
Net loss	$(12,342)	$(47,547)	$(57,605)	$(216,602)
Income tax expense (benefit)	129	(388)	172	1,370
Interest expense and warrants issuance cost	3,151	3,464	9,914	12,594
Change in fair value of warrant liabilities	(3,100)	25,100	(500)	(37,300)
Goodwill and tradename intangible asset impairment	—	—	—	190,777
Depreciation and amortization	5,489	5,933	16,859	18,271
Stock-based compensation	2,059	1,111	7,419	1,960
Business combination costs (b)	—	87	—	1,619
Adjusted EBITDA	$(4,614)	$(12,240)	$(23,741)	$(27,311)
Capital expenditures	(629)	(262)	(1,306)	(1,794)
Cash taxes	(10)	—	19	(58)
Unlevered after-tax free cash flow	$(5,253)	$(12,502)	$(25,028)	$(29,163)

(a)	Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.
(b)	Business combination costs refers primarily to legal and advisory fees incurred by OneSpaWorld in connection with the Business Combination.
(c)	Valuation allowance related to the Company’s 2020 beginning-of-year deferred tax assets that are not realizable.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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